Exhibit 11.1

Statement of Policy Concerning Trading in Group Securities

GH Research PLC

Statement of Policy Concerning Trading in Group Securities

Adopted by resolution of the Board on 26 February 2025

Table of Contents

1.	Rationale and Objective	2

2.	Scope	2

3.	The Use of Inside Information in Connection with Trading in Securities	2

4.	Other Limitations on Securities Transactions	9

5.	Contacts	11

Statement of Policy Concerning Trading in Group Securities
1.	Rationale and Objective

The Board of Directors of GH Research PLC has adopted this policy that GH Research PLC and its subsidiaries (collectively, “GH Research” or the “Group”) will, without exception, comply with all applicable laws and regulations in conducting its business. Each director, officer and employee is expected to abide by this policy. When carrying out Group business, directors, officers and employees must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Group’s directors, officers and employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Group’s securities. Although these limitations do not apply to transactions effected pursuant to written plans (“10b5-1 Plans”) for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan by members of the Window Group (as defined herein) is subject to pre-approval requirements and other limitations, as discussed in section 3.f.6 below.

2.	Scope

This policy advises on the policies and procedures for trading in Group Securities. Each GH Research director, officer and employee is responsible for complying with this policy. In case of a conflict between this policy and applicable laws and regulations, the more restrictive provision applies.

3.	The Use of Inside Information in Connection with Trading in Securities

a.	General Rule

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Group, its directors, officers and employees the responsibility to ensure that information about the Group is not used unlawfully in the purchase and sale of securities (such as shares, bonds, notes, debentures, limited partnership units or other equity or debt securities).

All directors, officers and employees should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if a director, officer or employee knows material non-public financial or clinical information, that director, officer or employee is prohibited from buying or selling shares in the company until the information has been adequately disclosed to the public. This is because the director, officer or employee knows information that is likely to cause the share price to change and has a duty to the Group not to trade on that information, and it would be unfair for the director, officer or employee to use that information to sell shares at an artificially high price to an investor who does not have access to the same information. In fact, it is more than unfair; trading on the basis of material inside information is fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

Statement of Policy Concerning Trading in Group Securities
The general rule can be stated as follows: it is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Material information can be favorable or unfavorable. Courts and regulators often second-guess materiality determinations with the benefit of hindsight. If it is not clear whether inside information is material, it should be treated as if it was material. Some examples of information that could be considered material include (but are not limited to):

1.	Significant changes in the prospects and key performance indicators of the Group,

2.	Actual, anticipated or targeted financial results,

3.	Changes to expected cash runway, liquidity problems or impending bankruptcy,

4.	Status of product or product candidate development,

5.	Regulatory approvals, denials, submissions, holds or other developments,

6.	Clinical data relating to products or product candidates (including safety concerns or adverse events),

7.	Timelines for pre-clinical studies or clinical trials,

8.	Gain or loss of a significant licensor, licensee or supplier,

9.	Changes to or new partnership relationships, collaborations or grants,

10.	Commercialization plans or timing of new drug launches,

11.	Notice of issuance or denial of patents,

12.
Significant cyber security or data protection events affecting the Group’s operations, including any breach of information systems that compromises the functioning of the Group’s information or other systems or results in the exposure or loss of customer information, in particular personal information,

Statement of Policy Concerning Trading in Group Securities
13.	Pending or proposed mergers, business acquisitions, tender offers, joint ventures, sale of assets, licensing, partnerships, restructurings, dispositions, or the expansion or curtailment of operations,

14.	New equity or debt offerings or significant borrowing,

15.	Significant changes in accounting treatment, write-offs or effective tax rate,

16.	Pending or threatened significant litigation or governmental investigation, or the resolution thereof,

17.	Changes in auditors or auditor notification that the Group may no longer rely on an audit report,

18.	Changes in control of the Group or changes in the Board of Directors or key management, and

19.	Share splits or other corporate actions.

It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad based non-exclusionary basis (e.g. the filing of a Form 6-K) and/or the investing public has not had time to fully absorb the information. If it is not clear whether material information has been sufficiently publicized, it should be treated as if it is inside information. Furthermore, it is illegal for any director, officer or employee in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”). In that case, they may both be held liable.

The U.S. Securities and Exchange Commission (the “SEC”), prosecutors, the stock exchanges and plaintiffs’ lawyers devote considerable resources to identifying insider trading. A breach of the insider trading laws could expose the insider or anyone who trades on information provided by an insider to criminal fines up to three times the profits earned and imprisonment for up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable U.S. state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times the profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Group. For any person to use such information for personal benefit or to disclose it to others outside the Group without authorization violates the Group’s interests, and may be in breach of his or her fiduciary, loyalty or other duties to the Group. More particularly, in connection with trading in the Group’s securities, it is a fraud against members of the investing public and against the Group. Even if allegations of insider trading do not lead to a conviction, defending against such allegations is expensive. In addition, the mere perception that a director, officer or employee traded with the knowledge of material inside information could harm the reputation of both the Group and that director, officer or employee. Accordingly, this policy is in some cases more restrictive than what applicable insider trading laws might otherwise require.

Statement of Policy Concerning Trading in Group Securities
b.	To Whom Does the Policy Apply?

Except where stated otherwise, this policy applies to the following individuals and entities, without regard to where they are located in the U.S. or internationally. We refer to these individuals and entities collectively as “Insiders”:

1.
directors, officers and employees, as well as their spouses, domestic partners, minor children (even if financially independent) (collectively, “Family Members”) and anyone to whom such directors, officers and employees provide significant financial support,

2.	other people who gain access to Group inside information, including contractors and consultants, and

3.
any entity or account over which directors, officers, employees or any of the persons listed above have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Because of their access to confidential information on a regular basis, Group policy subjects its directors, officers, employees and certain other persons (the “Window Group”) to additional restrictions on trading in Group securities. The restrictions for the Window Group are discussed in Section 3.f.6 below. In addition, directors, officers and employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

In addition, the Group itself must comply with U.S. securities laws applicable to its own securities trading activities, and will not effect transactions in respect of its securities, or adopt any securities repurchase plans, when it is in possession of material non-public information concerning the Group, other than in compliance with applicable law, subject to the policies and procedures adopted by the Group, if applicable, and the prior approval of the executive officer serving as the Group’s principal financial officer (referred to herein as the “Principal Financial Officer”).

Statement of Policy Concerning Trading in Group Securities
c.	Other Companies’ Securities

Insiders who learn material information about suppliers, collaborators, customers, or competitors through their work at the Group, should keep it confidential and not buy or sell securities in such companies until the information becomes public. Insiders should not give tips about such securities.

d.	Hedging and Derivatives

Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Group’s equity securities. As discussed below, Insiders are also prohibited from shorting the Group’s securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the share price will move rapidly. For that reason, when a person trades in options in his or her employer’s shares, it may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an Insider to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more Insiders prior to an announcement, this could trigger an investigation with potential legal action. Such an investigation could be embarrassing to the Group (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Group prohibits its Insiders from trading in options or other securities involving the Group’s shares. This policy does not pertain to the exercise of an employee share option granted by the Group pursuant to the Group’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Group withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

e.	Pledging of Securities, Margin Accounts

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an Insider has material inside information or is otherwise not permitted to trade in Group securities, the Group prohibits Insiders from pledging Group securities in any circumstance, including by purchasing Group securities on margin or holding Group securities in a margin account.

Statement of Policy Concerning Trading in Group Securities
f.	General Guidelines

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Group’s policies:

1.
Nondisclosure.  Material inside information must not be disclosed to anyone, except to persons within the Group, and, to the extent applicable, other representatives acting on behalf of the Group, including consultants, whose positions require them to know it, or with prior approval of the executive officer serving as the Principal Financial Officer. No Insider should discuss material inside information in public places or in common areas on Group property.

2.
Trading in Group Securities.  No Insider should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Group’s securities when he or she has knowledge of material information concerning the Group that has not been disclosed to the public. This includes orders for purchases and sales of shares and convertible securities and other securities (e.g. bonds) and includes increasing or decreasing investment in Group securities through a retirement account. The exercise of employee share options is not subject to this policy. However, shares that were acquired upon exercise of an employee option will be treated like any other shares and may not be sold by an employee who is in possession of material inside information. Any Insider who possesses material inside information should wait until the start of the first business day after the information has been publicly released before trading.

3.
Avoid Speculation.  Investing in the Group’s shares provides an opportunity to share in the future growth of the Group. But investment in the Group and sharing in the growth of the Group does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Insider in conflict with the best interests of the Group. Although this policy does not mean that Insiders may never sell shares, the Group encourages Insiders to avoid frequent trading in Group shares. Speculating in Group shares is not part of the Group culture.

4.	Short Sales. No Insider should sell any of the Group’s securities short.

5.
Trading in Other Securities.  No Insider should place a purchase or sale order (including investment through a retirement account), or recommend that another person place a purchase or sale order, in the securities of another corporation, if the Insider learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an Insider learned through Group sources that the Group intended to purchase assets from another company, and then placed an order to buy or sell shares in that other company because of the likely increase or decrease in the value of its securities.

Statement of Policy Concerning Trading in Group Securities
6.
Restrictions on the Window Group.  The Window Group consists of (i) directors, officers and employees of the Group and their respective assistants and Family Members and (ii) such other persons as may be designated from time to time and informed of such status by the Principal Financial Officer. The Window Group is subject to the following restrictions on trading in Group securities:

•
trading is permitted from the start of the first business day following an earnings release with respect to the preceding fiscal period until (and including) the fourth business day before the end of the financial reporting period (the “Window”), subject to the restrictions below,

•
all trades are subject to prior review and clearance for all trades must be obtained from the  Principal Financial Officer or, in either the Principal Financial Officer’s absence or in the event that the Principal Financial Officer wishes to request clearance for a trade, the executive officer serving as the Group’s chief executive officer (referred to herein as the “Principal Executive Officer”). If clearance is received, the trade must be executed within three trading days,

•
no trading is permitted outside the Window except with prior approval by the Principal Financial Officer and the Principal Executive Officer; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior approval by the other, and

•	individuals in the Window Group are also subject to the general restrictions applicable to all Insiders, as described elsewhere in this policy.

Note that at times the Principal Financial Officer may determine that no trades may occur even during the Window when clearance is requested. This may occur as a result of a pending business transaction, a material cyber-breach or any material development that has not yet been publicly disclosed. No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated. For the avoidance of doubt, a Window is a company compliance requirement and does not constitute a legal right to trade in the Group’s securities. Accordingly, even during a Window, a member of the Window Group who receives clearance but nonetheless possesses material inside information should refrain from trading in Group securities.

The foregoing Window Group restrictions do not apply to transactions pursuant to 10b5-1 Plans. However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Group securities without the prior approval of the Principal Financial Officer or, in either the Principal Financial Officer’s absence or in the event that the Principal Financial Officer wishes to request any such approval, the Principal Executive Officer, which in either case will only be given during a Window period and only if the Window Group member does not have knowledge of material non-public information.

Statement of Policy Concerning Trading in Group Securities
The Group reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of any 10b5-1 Plan and related trading arrangements, or the execution of transactions made under a 10b5-1 Plan. The Group also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a 10b5-1 Plan if the Principal Financial Officer (or the Principal Executive Officer for 10b5-1 Plans of the Principal Financial Officer) or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Group.

g.	Applicability of U.S. Securities Laws to International Transactions

All Insiders are subject to the restrictions on trading in Group securities and the securities of other companies. The U.S. securities laws may be applicable to trades in the Group’s securities executed outside the United States, as well as to the securities of the Group or any affiliate of any member of the Group, even if they are located outside the United States. Transactions involving securities of members of the Group or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

h.	Gifts of Securities

Gifts of Group securities should only be made (i) when an Insider is not in possession of material non-public information and (ii) inside a Window. Gifts of Group securities are otherwise subject to this policy.

4.	Other Limitations on Securities Transactions

a.	Public Resales – Rule 144

The U.S. Securities Act of 1933, as amended (the “Securities Act”), requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is a safe harbor typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of such company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Group has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.

Statement of Policy Concerning Trading in Group Securities
1.
Holding Period.  Restricted securities issued by a reporting company must be held and fully paid for a period of six months prior to their sale. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Group or an affiliate of the Group, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.
Current Public Information.  Current information about the Group must be publicly available before the sale can be made. The Group’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Group issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3.
Volume Limitations.  The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed ten percent (10%) of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent (1%) of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4.	Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5.
Notice of Sale.  An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements” below.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift, subject to the terms of this policy and in compliance with applicable law. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

Statement of Policy Concerning Trading in Group Securities
b.	Private Resales

Affiliates also may sell securities in a private transaction without registration to accredited investors, but limitations include (among others) that the sale is not solicited by any form of general solicitation or advertising. Private resales by affiliates raise certain documentation and other issues and must be reviewed in advance by the Principal Financial Officer.

c.	Restrictions on Purchases of Group Securities

In order to prevent market manipulation, the SEC adopted Regulation M under the Exchange Act. Regulation M generally restricts the Group or any of its affiliates from buying Group shares,  including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Principal Financial Officer if you desire to make purchases of Group shares during any period in which the Group is conducting an offering or buying shares from the public.

d.	Filing Requirements.

1.
Schedule 13D and 13G.  Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the shares owned, when coupled with the amount of shares subject to options exercisable within 60 days, exceeds the five percent limit. Persons required to file statements or amend previously filed statements under Section 13(d) must do so in a timely manner and bear responsibility for complying with applicable legal requirements.

2.
Form 144.  As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC (electronically via its EDGAR system) at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

5.	Contacts

For questions concerning this policy, contact the Principal Financial Officer.